                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                           WESTLAKE VINYL CORPORATION

                  Pursuant to the provisions of Section 242 of the Delaware General Corporation law, and as duly authorized this date by consent of the sole shareholder and sole director of Westlake Vinyl Corporation ("the Corporation"), the Corporation adopts this Certificate of Amendment to its Certificate of Incorporation, such that Article IV thereof shall read as follows:

                  Article IV. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock at a par value of One and No/100 dollars ($1.00) each ("Common Stock"), and 1,000 shares of Preferred Stock, without par value.

                  The Corporation may issue one or more series of Preferred Stock. The Board of Directors is hereby vested with authority from time to time to establish and designate such series, and to fix and determine the relative rights and preferences of the shares of any series, and to increase or decrease the number of shares within each series; provided that the board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued and outstanding. The voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any series of Preferred Stock may be set forth in a certificate of designations provided for in a resolution or resolutions adopted by the Board of Directors.

                  The number of shares of the Corporation outstanding at the time of such adoption was 1,000; and the number of shares entitled to vote thereon was 1,000. The number of shares voted for such amendment was 1,000; and there were no shares voted against such amendment.

                  THUS DULY AUTHORIZED AND ADOPTED effective this 27th day of July, 1992.

Attest:                                              WESTLAKE VINYL CORPORATION

/s/ Michael A. Robison                               By: /s/ James Chao
------------------------------------                    ------------------------
Michael A. Robison                                       James Chao
Secretary                                                President